Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Organization
Six15 Funding, LLC	Delaware
TDG Acquisition Company, LLC	Delaware
Thayer Longview TDG, LLC	Delaware